EXHIBIT 99.1

For Immediate Release	Contact: George Bernstein

President and CEO

484-947-2000

NOBEL LEARNING COMMUNITIES, INC. ANNOUNCES

HIRING OF CHIEF FINANCIAL OFFICER

West Chester, PA, January 5, 2004—Nobel Learning Communities, Inc. (NASDAQ: NLCI), a leading for-profit provider of education and school management services for the pre-elementary through 12th grade market, today announced the hiring of Thomas Frank as Chief Financial Officer.

Mr. Frank’s appointment culminates an extensive national search for a CFO. Mr. Frank is an experienced public company finance executive with an extensive background in multi-unit management, mergers and acquisitions, capital structure, strategy, planning and control, and systems implementation.

Most recently, Mr. Frank was Chief Financial Officer of Broder Bros., Co., an $840MM apparel distributor, where he built a strong finance and systems organization to support a growing industry leading firm. Mr. Frank’s responsibilities included all facets of the planning, banking, capital structure, and systems functions as well as merger and acquisition integration. He also managed Broder’s recent public debt offering and SEC filings in conjunction with Broder’s acquisition of Alpha’s Shirt Company.

Prior to his roles at Broder and Alpha Shirt Company, Mr. Frank spent 11 years at Mothers Work, Inc., a NASDAQ company, the leading manufacturer and retailer of maternity clothes, in various positions, including Senior Vice President and Chief Financial Officer. During his tenure, Mothers Work, Inc. grew from $6MM to $350MM in revenue, and grew to over 630 locations. Mr. Frank’s responsibilities included an IPO, public debt financing, SEC reporting, investor relations, financial planning and reporting, systems, and human resources administration.

Mr. Frank’s other employment history includes various audit and control functions in retail and public accounting.

George Bernstein, the Company’s President and Chief Executive Officer commented: “We are thrilled to have a finance executive of Tom’s caliber join our team. Tom’s experience in larger organizations will be invaluable in developing and implementing appropriate process, structure and measurements for our business. His public company and multi-unit retail experience will help us develop a capital allocation strategy to invest in our business in a manner appropriate to grow the company profitably and improve returns for our stockholders.”

Mr. Frank is a CPA and has a degree from the University of Oklahoma.

Nobel Learning Communities, Inc. operates 172 schools in 14 states consisting of private schools and charter schools, pre-elementary, elementary, middle, specialty high schools and schools for learning challenged children clustered within established regional learning communities.

Except for historical information contained in this press release, the information in this press release consists of forward looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market condition and competitive activities, and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in NLCI’s filings with the SEC. These statements are based only on management’s knowledge and expectations on the date of this press release. NLCI will not necessarily update these statements or other information in this press release based on future events or circumstances.

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